Execution Copy

LEASE

BETWEEN

THOMAS EQUIPMENT LTD.

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THOMAS EQUIPMENT 2004 INC.
THOMAS EQUIPMENT, INC.

794 North Main Street, Presque Isle, Maine

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ARTICLE 5 MAINTENANCE, REPAIRS AND ALTERATIONS
5.1	Maintenance, Repairs and Replacements by Tenant	7
5.2	Repair on Notice	8
5.3	Surrender of the Properties	8
5.4	Notice by Tenant	8
5.5	Landlord’s Approval of Tenant’s Repairs and Alterations	8
5.6	Tenant Not to Overload Floors	9
5.7	Removal and Restoration by the Tenant	9
5.8	Tenant to Discharge all Liens	10
5.9	Landlord’s Right of Entry	10
5.10	Landlord to Maintain and Repair	11
5.11	Security Service	11
ARTICLE 6 INSURANCE AND INDEMNITY
6.1	Tenant’s Insurance	12
6.2	Increase in Insurance Premiums	14
6.3	Cancellation of Insurance	14
6.4	Limitation of Landlord’s Liability	14
6.5	Indemnification of Landlord	15
ARTICLE 7 DAMAGE AND DESTRUCTION
7.1	Repair or Reconstruction	16
7.2	Landlord’s Right to Repair or Reconstruct	16
7.3	Rent Abatement	16
ARTICLE 8 TRANSFERS
8.1	Transfers	17
8.2	Conditions of Transfer	18
8.3	Change of Control	19
8.4	No Advertising	19
8.5	Assignment by Landlord	20
ARTICLE 9 DEFAULT
9.1	Default and Remedies	20
9.2	Distress	21
9.3	Costs	21
9.4	Interest on Overdue Payments	21
9.5	Allocation of Payments	22
9.6	Survival of Obligations	22

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ARTICLE 10 USE
10.1	Use	22
ARTICLE 11 TENANT’S COVENANTS
11.1	Observance of Law	22
11.2	Refuse and Garbage	22
11.3	Tenant Not to Overload Facilities	23
11.4	Environmental Provisions	23
11.5	Rules and Regulations	26
11.6	Waste and Nuisance	26
11.7	Signs	26
11.8	Outside Storage	26
ARTICLE 12 LANDLORD’S COVENANTS
12.1	Quiet Enjoyment	26
ARTICLE 13 MISCELLANEOUS
13.1	Impossibility of Performance	27
13.2	Non-Waiver	27
13.3	Entire Agreement	27
13.4	Notice	28
13.5	Estoppel Certificate	28
13.6	Subordination and Attornment	28
13.7	Execution of Documents	28
13.8	Overholding	29
13.9	No Partnership	29
13.10	Excavation	29
13.11	Governmental Consents	29
13.12	Time of Essence	29
13.13	Recording	29
13.14	Easements	30

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ARTICLE 14 PURCHASE OBLIGATION
14.1	Tenant’s Purchase Option	30
14.2	Purchase Obligation	31
14.3	Sale Terms	31
14.4	Subdivision Control	35
14.5	Independence of Option	35
14.6	Joint and Several Liability	35
ARTICLE 15 SPECIAL
15.1	Successors and Assigns	35

SCHEDULE “B” RENT CALCULATION		38
SCHEDULE “C” DEFINITIONS		39
SCHEDULE “D” RULES AND REGULATIONS - TENANT		44
SCHEDULE “F” PERMITTED ENCUMBRANCES		46
SCHEDULE “G” FORM OF TRANSFER/DEED(S)		48

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LEASE

THIS LEASE made the date specified in Section 1.1(a) between the Landlord and the Tenant hereinafter identified.

ARTICLE 1
CERTAIN BASIC LEASE PROVISIONS,
DEFINITIONS AND INTERPRETATION

1.1    Certain Basic Lease Provisions

The following are certain basic Lease provisions which are part of, and are in certain instances referred to in other provisions of, this Lease:

(a)	date of this Lease: October 1, 2004

(b)	Landlord: Thomas Equipment Ltd.

(c)	address of Landlord: BCE Place, 181 Bay Street, Suite 3600, Toronto, Ontario M5J 2T3

(d)	Tenant: Thomas Equipment 2004 Inc. (“Thomas 2004”) and Thomas Equipment, Inc. (formerly Maxim Mortgage Corporation) ("TEI”)

(e)	address of Tenant: 29 Hawkins Road, Centreville, New Brunswick

(f)	Basic Rent: $36,000 per annum in equal monthly instalments of $3,000 each.

(g)	Term: two (2) years

(h)	Commencement Date: October 1, 2004

(i)	Expiration Date: September 30, 2006

1.2    Definitions

In this Lease unless otherwise stated, the definitions in Schedule “C” attached hereto shall apply.

1.3    Effect of Divisions and Headings

The division of this Lease into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Lease.

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1.4    Governing Law

This Lease shall be governed by and construed in accordance with the laws of the State of Maine applicable therein and shall be treated in all respects as a Maine contract. The parties hereby irrevocably and unconditionally attorn and submit to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals therefrom.

1.5    Severability

If any provision of this Lease shall be held to be invalid or unenforceable, it shall be considered separate and severable from this Lease, and the remaining provisions of this Lease shall not be affected thereby and shall remain in full force and effect and shall be binding as though such invalid or unenforceable provision had not been included in this Lease.

1.6    Joint and Several Liability

If there is at any time more than one Tenant or more than one Person constituting the Tenant, their covenants shall be considered to be joint and several and shall apply to each and every one of them. If the Tenant is or becomes a partnership, each Person who is a member, or shall become a member, of such partnership or its successors shall be and continue to be jointly and severally liable for the performance of all covenants of the Tenant pursuant to this Lease, whether or not such Person ceases to be a member of such partnership or its successor.

1.7    Extended Meanings

The words “herein”, “hereof”, “hereto” and “hereunder” and similar expressions used in this Lease relate to the whole of this Lease and not only to the provisions in which such expressions appear. This Lease shall be read with all changes in number and gender as may be appropriate or required by the context.

1.8    Covenants

All of the provisions of this Lease are to be construed as covenants even though not expressed as such.

1.9    Net Lease

It is the intention of the Landlord and the Tenant and it is hereby agreed by them that this Lease shall be a net lease for the Landlord. All charges, expenses, payments and costs of every nature and kind whatsoever incurred in respect of the Properties or for any matter or thing affecting the Properties shall be borne by the Tenant. The Landlord shall not be responsible for any charge, expense, payment, cost, claim or liability whatsoever in connection with the Properties or the use or occupancy thereof or the contents thereof, except as otherwise expressly provided in this Lease to the contrary.

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1.10    Currency

All Rent and other amounts of money in this Lease are expressed and refer to Canadian dollars and shall be paid in lawful currency of Canada.

ARTICLE 2
LEASE

2.1    Demise

In consideration of the Rent, covenants and agreements hereinafter reserved and contained on the part of the Tenant, the Landlord does demise and lease the Properties to the Tenant to have and to hold the Properties for the Term, subject to earlier termination in accordance with the provisions hereof.

2.2    Term

The Term shall commence on the Commencement Date and end on the Expiration Date.

2.3    Acceptance of Properties

Subject to the Landlord’s obligations pursuant to Section 11.4(h), the Tenant acknowledges and agrees that the Landlord has not made any promises or representations or given any undertakings or warranties, express or implied, in fact or by law, as to the state, quality or physical or environmental condition in, on, under or of any of the Properties or that any of the Properties are suitable for any particular use or purpose or as to any other matter or thing whether or not related to any of the foregoing. Subject to the Landlord’s obligations pursuant to Section 11.4(h), the taking of possession of the Properties by the Tenant shall be conclusive evidence against the Tenant for all purposes that the Tenant accepted the Properties in their existing condition and that there are no outstanding promises, representations, undertakings or warranties by or binding upon the Landlord except such, if any, as are expressly contained in this Lease. The Tenant acknowledges that it has examined the Properties before taking possession thereof and such taking of possession shall be conclusive evidence as against the Tenant that at the time thereof the Properties were in satisfactory condition. Subject to the Landlord’s obligations pursuant to Section 11.4(h), the Tenant acknowledges that it accepts the Properties on an “as is” basis and that the Landlord shall not be responsible or liable for any latent or patent defects therein or for the making of any improvements to or upon the Properties.

2.4    Tenant Representations

The Tenant represents and warrants to the Landlord as follows:

(a)	The Tenant is a corporation validly subsisting under the laws of its jurisdiction of incorporation and has the power and capacity to enter into, execute and deliver this Lease and the deeds, documents and instruments contemplated hereby;

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(b)	All necessary corporate action has been taken by the Tenant to authorize the execution and delivery of this Lease and all deeds, documents and instruments contemplated by this Lease and the performance of the Tenant hereunder and the Lease has been duly executed and delivered by the Tenant and constitutes a legal, valid and binding obligation of the Tenant enforceable against the Tenant in accordance with its terms subject to (i) applicable laws relating to the bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles, including the fact that the availability of equitable remedies is in the discretion of a court of competent jurisdiction; and

(c)	The Tenant is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, order, judgment, decree, licence, permit or law which would be violated, contravened or breached by the execution and delivery by it of this Lease and all deeds, documents and instruments contemplated by this Lease and the performance hereof and thereof by the Tenant.

2.5    Landlord’s Representations

The Landlord represents and warrants to the Tenant as follows:

(a)	The Landlord is a corporation validly subsisting under the laws of its jurisdiction of incorporation and has the corporate capacity to own the Properties and to lease the Properties and to enter into, execute and deliver and this Lease and all deeds, documents and instruments contemplated hereby;

(b)	All necessary corporate action has been taken by the Landlord to authorize the execution and delivery of this Lease and all deeds, documents and instruments contemplated by this Lease and the performance of the Landlord hereunder and, this Lease has been duly executed and delivered by the Landlord and constitutes a legal, valid and binding obligation of the Landlord enforceable against the Landlord in accordance with its terms subject to (i) applicable laws relating to the bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles, including the fact that the availability of equitable remedies is in the discretion of a court of competent jurisdiction; and

(c)	The Landlord is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, order, judgment, decree, licence, permit or law which would be violated, contravened or breached by the execution and delivery by it of this Lease and all deeds, documents and instruments contemplated by this Lease and the performance hereof and thereof by the Landlord.

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ARTICLE 3
RENT

3.1    Covenant to Pay

The Tenant covenants with the Landlord to pay Rent and other monies required to be paid by the Tenant in this Lease from the Commencement Date, at the office of the Landlord set out in Section 1.1(c) or at such other place as the Landlord shall from time to time designate, without any demand therefor and, without any deduction, abatement, set-off or compensation whatsoever, other than as specifically provided for in the Lease.

3.2    Basic Rent

The Tenant shall pay to the Landlord Basic Rent in the amount per annum specified in Section 1.1(f). The Basic Rent shall be payable in advance in equal monthly instalments of the amount specified in Section 1.1(f) each on the tenth day of each calendar month during the Term, at the office of the Landlord set out in Section 1.1(c) or at such other place as the Landlord shall from time to time designate, the first of such payments to be made on the Commencement Date.

3.3    Post-Dated Cheques

The Tenant will deliver to the Landlord before the commencement of the Term, a series of monthly post-dated cheques for each month of the Term, each for the total of the monthly payments of Basic Rent and any Additional Rent estimated by the Landlord in advance. In lieu of the foregoing, the Tenant shall be entitled to make such monthly payments by a pre-authorized payment plan acceptable to the Landlord.

3.4    Additional Rent

Except as otherwise provided in this Lease, all Additional Rent shall be payable by the Tenant to the Landlord within fifteen (15) days after demand therefore with supporting invoices, where applicable.

3.5    Accrual of Rent

Rent shall be considered as accruing from day to day hereunder from the Commencement Date and where it becomes necessary for any reason to calculate Rent for an irregular period, an appropriate apportionment or adjustment shall be made on a per diem basis, based upon a period of three hundred and sixty-five (365) days.

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ARTICLE 4
TAXES AND UTILITIES

4.1    Payment of Taxes

(a)	The Tenant shall pay to the Landlord as Additional Rent, in each Lease Year of the Term the Taxes. The Tenant shall pay in advance on the first day of each calendar month, on account of the obligation of the Tenant to pay the Taxes for such Lease Year, one-twelfth (1/12th) of the Landlord’s reasonable estimate of the amount of Taxes for such Lease Year. The Landlord shall provide satisfactory evidence to the Tenant, acting reasonably, that all eligible taxes and assessments have been duly and promptly paid. The Landlord may from time to time re-estimate such monthly instalments on account of the Taxes and the Tenant shall thereafter pay to the Landlord such re-estimated monthly instalments. Within a reasonable period of time after the end of each Lease Year, the Landlord shall submit to the Tenant a statement showing the actual amount of the Taxes for such Fiscal Year. Such statement shall show in reasonable detail the information relevant and necessary for the exact determination of such amount and shall be stated by the Landlord to be accurate based upon its review and shall be final and binding upon the parties hereto. If such amount is greater or lesser than the estimated amounts paid by the Tenant on account thereof, appropriate adjustments will be made between the Landlord and the Tenant within fourteen (14) days after such statement is given. The rendering of any such statement shall not affect the Landlord’s right to subsequently render an amended or corrected statement.

(b)	The Landlord may contest or appeal any Taxes or assessments with respect thereto, withdraw any such contest or appeal or agree to any settlement with respect to any such Taxes or assessments. The Tenant shall co-operate with the Landlord in respect of any such contest or appeal and shall provide the Landlord with all relevant information, documents and consents in connection therewith. The Tenant shall only be required to pay a part of the Taxes which relates to a calendar year or other fiscal period of the taxing authority a part of which is included in a period prior to the Commencement Date, or after the expiration of the Term, proportionate to that part of such calendar year or fiscal period within the Term pro-rated on a per diem basis, based on a period of three hundred and sixty-five (365) days.

(c)	The Tenant shall promptly deliver to the Landlord on request copies of assessment notices, tax bills and other documentation received by the Tenant relating to Taxes. The Tenant will not contest or appeal any Taxes or assessments with respect thereto without the Landlord’s prior written consent, not to be unreasonably withheld. As a condition of any such consent the Landlord shall be satisfied that the Tenant has provided adequate security to the Landlord for the Taxes and the Landlord’s reasonable costs and expenses of any such contest or appeal and that no such contest or appeal shall involve any forfeiture, foreclosure, escheat, sale or termination of the Landlord’s title to the Properties or any part thereof.

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4.2    Business and Other Taxes

The Tenant covenants with the Landlord to pay, as and when the same become due, all Business Taxes of the Tenant and Other Taxes. The Tenant shall pay to the Landlord an amount equal to any Other Taxes, in amounts and at the same times as any such amounts are payable by the Landlord or upon demand at such other time or times as the Landlord from time to time determines. Notwithstanding any provision in this Lease to the contrary, payments by the Tenant on account of Other Taxes shall be deemed not to be Additional Rent, but the Landlord shall have all of the same remedies for and rights of recovery of such payments as it has for the recovery of Additional Rent. The Tenant shall promptly deliver to the Landlord on request, copies of assessments, notices, tax bills and other documentation received by the Tenant relating to any such taxes and receipts for payment of any such taxes by the Tenant.

4.3    Utilities

The Tenant shall pay to suppliers thereof when due all gas, electricity, water, steam and other utility charges for utilities supplied to or used in connection with the Properties. The Landlord shall not be liable for any damages, direct or indirect, resulting from or contributed to by any interruption or cessation in supply of any utilities or heating, ventilating, air conditioning or humidity control.

4.4    Heating

The Tenant covenants and agrees to heat the Buildings at its own expense to a reasonable temperature to prevent the occurrence of any damage to the Buildings by cold or frost.

4.5    Service Contracts

The Tenant covenants and agrees to take out a standard servicing contract with a capable and reputable company for the service and maintenance of the heating units and furnaces and air conditioning equipment serving the Properties, such contract to include quarterly cleaning of exchangers and the replacement of filters, and to keep such contract in force at its own cost throughout the Term.

ARTICLE 5
MAINTENANCE, REPAIRS AND ALTERATIONS

5.1    Maintenance, Repairs and Replacements by Tenant

The Tenant shall, at all times during the Term at its sole cost and expense, maintain, repair and make all replacements to, with due diligence and dispatch in a good and reputable manner as a prudent owner would do and to a standard consistent with the operation of a first-class complex, the Properties and their appurtenances, fixtures, equipment and contents, including, without limitation, the Buildings including all exterior areas and facilities, including carrying out landscaping, snow removal, paving and all other items of exterior maintenance, repair and replacement.

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5.2    Repair on Notice

In addition to the obligations of the Tenant contained in Section 5.1, the Tenant shall carry out all work referred to therein according to notice from the Landlord, but failure to give notice shall not relieve the Tenant from its obligations under Section 5.1.

5.3    Surrender of the Properties

Subject to Article 14, at the expiration or earlier termination of the Term, the Tenant shall peaceably surrender and yield up the Properties to the Landlord in the condition and state of repair required to be maintained by the Tenant during the Term and in accordance with Section 5.7.

5.4    Notice by Tenant

The Tenant shall, when it becomes aware of same or when the Tenant, acting reasonably, should have become aware of same, notify the Landlord in writing of any accident, damage, deficiency or defect in any part of the Properties notwithstanding that the Landlord may have no obligation in respect thereof.

5.5    Landlord’s Approval of Tenant’s Repairs and Alterations

(a)	The Tenant shall not make any repairs, replacements or Leasehold Improvements to any part of the Properties without first obtaining the Landlord’s written approval. The Landlord’s approval shall not be unreasonably withheld to Leasehold Improvements which do not affect the structure of the Properties or any of the electrical, plumbing, mechanical, heating, ventilating or air-conditioning systems or other base Building systems thereof. The Tenant shall submit to the Landlord: (i) details of the proposed work including drawings and specifications prepared by qualified architects or engineers and conforming to good engineering practice; (ii) such indemnification against liens, costs, damages and expenses as the Landlord requires including, without limitation, the cost of reviewing drawings and specifications; and (iii) evidence satisfactory to the Landlord that the Tenant has obtained, at its cost, all necessary consents, permits, licenses and inspections from all governmental and regulatory authorities having jurisdiction.

(b)	All such repairs, replacements or Leasehold Improvements by the Tenant to the Properties approved by the Landlord shall be performed: (i) at the cost of the Tenant; (ii) by competent workmen approved by Landlord (iii) in a good and workmanlike manner in accordance with all applicable legal and insurance requirements; (iv) in accordance with the drawings and specifications approved by the Landlord; and (v) subject to the reasonable regulations, controls and inspection of the Landlord. Any such repair, replacement or Leasehold Improvement made by the Tenant without the prior written consent of the Landlord or which is not made as herein required shall, if requested by the Landlord, be promptly removed by the Tenant at the Tenant’s expense and the Properties restored to its previous condition.

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(c)	Notwithstanding anything contained in this Lease, if any repairs, replacements, additions or Leasehold Improvements to the Properties or to any improvements installed by or on behalf of the Tenant for the benefit of the Properties which are approved by the Landlord affect the structure of the Properties or any of the electrical, plumbing, mechanical, heating, ventilating or air-conditioning systems or other base Building systems thereof, affect the exterior doors of the Properties or the perimeter walls of the Properties including, without limitation, the windows or glass portions thereof, such work shall, at the option of the Landlord, be performed only by the Landlord or its contractors, but in all cases, at the Tenant’s cost. Upon completion thereof, the Tenant shall pay to the Landlord, upon demand, the Landlord’s costs relating to any such repairs, replacements, additions, Leasehold Improvements or other improvements including, without limitation, the fees of any architectural and engineering consultants, plus a sum equal to fifteen percent (15%) of such costs thereof representing the Landlord’s overhead. No repairs, alterations, additions or Leasehold Improvements to the Properties by or on behalf of the Tenant shall be permitted which may weaken or endanger the structure or adversely affect the condition or operation of the Properties or diminish the value thereof or result in an increase in the cost of the operation of the Properties.

5.6    Tenant Not to Overload Floors

The Tenant shall not bring or permit to be brought into any part of the Properties, any machinery, equipment, object or thing that by reason of its weight, size or use, might damage or endanger any part of the Properties, and shall not at any time overload or permit the overloading of any of the floors of the Buildings. The decision of an engineer chosen by the Landlord as to any matter in this Section 5.6 shall be final and binding upon the parties hereto.

5.7    Removal and Restoration by the Tenant

(a)	All Leasehold Improvements shall immediately become the property of the Landlord upon affixation or installation, without compensation therefor to the Tenant. The Leasehold Improvements and Trade Fixtures shall not be removed from the Properties either during or at the expiration of the Term except that:

(i)	the Tenant may during the Term in the usual or normal course with the prior written consent of the Landlord remove its Trade Fixtures, provided the Tenant is substituting new and similar Trade Fixtures therefor of equal or greater value, and provided that in each case (1) the Tenant is not in default under this Lease, and (2) such removal is done at the Tenant’s cost; and

(ii)	subject to Article 14, the Tenant shall, at the expiration or earlier termination of the Term, at its own cost, remove such of its Trade Fixtures and Leasehold Improvements installed in or at the Properties as the Landlord requires to be removed.

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(b)	Subject to Article 14, if the Tenant does not remove its Trade Fixtures within five (5) days of the expiration or earlier termination of the Term, the Trade Fixtures shall, at the option of the Landlord, become the property of the Landlord and may be removed from the Properties and sold or disposed of by the Landlord in such manner as it deems advisable, without compensation to the Tenant.

(c)	Subject to Article 14, the Tenant shall, in the case of every such removal either during or at the expiration or earlier termination of the Term, promptly make good any damage caused to the Properties by such removal and restore the Properties to their original condition prior to the installation of such Trade Fixtures or Leasehold Improvements in a good and workmanlike manner, and Section 5.5 shall apply, mutatis mutandis, or, at the option of the Landlord, pay to the Landlord the estimated cost of such removal and restoration.

(d)	Subject to Article 14, at the expiration or earlier termination of the Term the Tenant shall, at its own expense, remove: (i) from the Properties, at the option of and to the satisfaction of the Landlord, all machine bases, cabling (electrical or otherwise), piping (pneumatic, water or otherwise) and wiring (electrical, computer or otherwise) installed by or on behalf of the Tenant and make good any damage caused to the Properties by such removal and restore the Properties to its original condition prior to installation; (ii) any and all Hazardous Substances brought on to the Properties by or on behalf of the Tenant or which arise from the Tenant’s use or occupation of the Properties, and clean up any and all resultant or related contamination in compliance with all applicable laws and regulations; and (iii) from the Properties at the option of the Landlord, in compliance with all applicable laws and regulations, any and all storage and/or holding tanks (whether above or below ground) installed by or on behalf of the Tenant.

5.8    Tenant to Discharge all Liens

The Tenant shall promptly pay for all materials supplied and work done in respect of the Properties so as to ensure that no construction or other lien with respect thereto is registered against or attaches to the Properties, or any part thereof, or against the Landlord’s or Tenant’s interest therein. If any such lien is so registered or so attaches, the Tenant shall discharge same at the Tenant’s cost forthwith, failing which the Landlord may at its option discharge the lien by paying the amount claimed to be due and such other amount as is required by law into court or directly to the lien claimant and the amount so paid and all expenses of the Landlord including, without limitation, legal fees (on a solicitor and his client basis) shall be paid by the Tenant to the Landlord.

5.9    Landlord’s Right of Entry

(a)	The Landlord shall be entitled, upon reasonable prior notice of at least 48 hours and during normal business hours (except in the event of an emergency or during the subsistence of an Event of Default when entry made be made without notice), to enter any and all of the Properties:

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(i)	to examine any portion of the Properties, including, without limitation, to conduct tests, remove samples or carry out environmental assessments or appraisals;

(ii)	to take such action as may be necessary or advisable to prevent or abate damage to any portion of the Properties;

(iii)	to perform any repairs, maintenance, alterations or work permitted or required to be performed by the Landlord under this Lease; and

(iv)	for any other purpose necessary to enable the Landlord to perform its obligations or exercise its rights under this Lease.

(b)	If in the case of an emergency only, the Tenant or its authorized representative shall not be personally present to permit such entry by the Landlord to any Property or any part of the Properties, then such entry may be by forcible means without rendering the Landlord liable therefor and without affecting the Tenant’s covenants, obligations or agreements under this Lease.

(c)	The Tenant shall have no claim for injury, damages, loss or inconvenience suffered as a result of any such entry unless resulting from the gross negligence of the Landlord or those for whom at law it is responsible.

(d)	The Tenant shall not obstruct any conduit, wiring, pipe, duct, access panel and the like or do or omit to do any other thing which would unreasonably restrict access to any Building system or facility including, without limitation, heating, ventilating or air-conditioning units or equipment.

(e)	The Landlord shall use its reasonable efforts in the case of any entry to minimize interference with the Tenant’s business operations.

5.10    Landlord to Maintain and Repair

The Landlord shall not be responsible for any maintenance, repairs or replacements of any kind whatsoever to the Properties or any portion thereof.

5.11    Security Service

The Tenant shall keep the Properties properly secured at all times, including maintaining and repairing any fencing and security systems servicing the Properties. The Landlord shall not be liable for any damages, direct or indirect, resulting from or contributed to by any interruption or cessation in supply of any security to any of the Properties.

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ARTICLE 6
INSURANCE AND INDEMNITY

6.1    Tenant’s Insurance

(a)	The Tenant shall take out and keep in full force and effect at its cost throughout the Term the following insurance:

(i)	all risks (including flood and earthquake) property insurance, as per industry standards, in an amount equal to the full replacement cost thereof, subject to a by-law endorsement and a stated amount co-insurance clause, upon the Properties (including foundations and excavations) and all Leasehold Improvements, Trade Fixtures, equipment, chattels and contents therein and thereof with reasonable deductions of up to three percent (3%) of the replacement cost of such property. If there is a dispute as to the amount which comprises full replacement cost, the decision of the Landlord’s insurer, or such other independent expert as the Landlord shall engage to render such decision, shall be conclusive;

(ii)	comprehensive boiler and machinery insurance on a blanket repair and replacement basis with a by-law endorsement and limits for each accident in an amount not less than the full replacement cost of the Buildings and of all boilers, pressure vessels, air-conditioning and mechanical equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (including the Landlord) on behalf of the Tenant in or at the Properties, or relating to or serving the Properties;

(iii)	comprehensive general liability insurance of not less than Seven Million Dollars ($7,000,000.00) combined limit in respect of bodily injury or death and property damage, or such higher limits as the Landlord acting reasonably or the Mortgagee acting reasonably requires from time to time, arising out of the Tenant’s use and occupancy of the Properties, including coverage for the sudden and accidental release of Hazardous Substances; with the Landlord and those designated by the Landlord as additional named insureds, a severability of interests and a cross-liability clause and with the following extensions: owner’s protective, products and completed operations, occurrence property damage, broad form property damage including completed operations, employer’s liability, broad form automobile, non-owned automobile including contractual liability, personal injury, blanket written contractual, and intentional acts to protect persons or property;

(iv)	standard owner’s form of automobile insurance providing third party liability insurance on all automobiles operated by the Tenant with inclusive liability limits of Three Million Dollars ($3,000,000.00);

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(v)	twelve (12) months direct and indirect loss of earnings insurance for loss of earnings attributable to perils insured against under Sections 6.1(a)(i) and 6.1(a)(ii), including with respect to prevention of access to the Properties; and

(vi)	any other form of insurance as the Landlord, acting reasonably, requires from time to time in form, in amounts and for insurance risks against which a prudent owner or tenant would insure.

(b)	All policies shall name the Landlord and any Mortgagee as an additional named insured, as its interest may appear, and shall contain, as appropriate, the Mortgagee’s standard mortgage clause and a waiver of any subrogation rights which the Tenant’s insurers may have against the Landlord and against those for whom the Landlord is in law responsible, whether or not any damage is caused by the act, omission or negligence of the Landlord or those for whom the Landlord is in law responsible.

(c)	All policies (i) shall be taken out with insurers acceptable to the Landlord; (ii) shall be in a form satisfactory from time to time to the Landlord; (iii) shall be non-contributing with, and shall apply only as primary and not as excess to any other insurance available to the Landlord or the Mortgagee; and (iv) shall not be invalidated as respects the interests of the Landlord or of the Mortgagee and by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies. All policies shall contain an undertaking by the insurers to notify the Landlord and the Mortgagee in writing not less than thirty (30) days prior to any material change, cancellation or termination thereof.

(d)	The Tenant agrees that (i) certificates of insurance on the Landlord’s standard form or, if required by the Landlord or the Mortgagee, certified copies of each such insurance policy, will be delivered to the Landlord as soon as practicable after the placing of the required insurance, and (ii) no review or approval of any such insurance certificate by the Landlord shall derogate from or diminish the Landlord’s rights or the Tenant’s obligations contained in this Lease.

(e)	The Tenant agrees that if the Tenant fails to take out or to keep in force any such insurance referred to in this Section 6.1, or should any such insurance not be approved by either the Landlord or the Mortgagee and should the Tenant not commence to diligently rectify (and thereafter not proceed diligently to rectify) the situation within forty-eight (48) hours after notice by the Landlord to the Tenant, the Landlord has the right, without assuming any obligation in connection therewith, to effect such insurance at the cost of the Tenant and all outlays by the Landlord shall be immediately paid by the Tenant to the Landlord, without prejudice to any other rights and remedies of the Landlord under this Lease.

(f)	The Tenant hereby releases the Landlord and those for whom the Landlord is in law responsible from all losses, damages and claims of any kind whatsoever in respect of which the Tenant is required to maintain insurance hereunder or as otherwise insured.

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6.2    Increase in Insurance Premiums

The Tenant shall not keep or use in any Property any tangible property or article which may be prohibited by any insurance policy in force from time to time covering the Property. If

(a)	the occupation or use of the Property; or

(b)	any acts, omissions or negligence of the Tenant, its agents, employees, customers or invitees or others for whom it is in law responsible, in the Property or any part thereof;

cause or result in any increase in premiums for any insurance carried by the Landlord with respect to the Property, the Tenant shall pay to the Landlord the amount of any such increase in premiums. In determining whether increased premiums are caused by or result from the use or occupancy of a Property, a schedule issued by the organization computing the insurance rate on the Property showing the various components of such rate, shall be conclusive evidence of the items and charges which make up such rate.

6.3    Cancellation of Insurance

If any insurer under any insurance policy covering any part of any Property cancels or threatens to cancel its insurance policy or reduces or threatens to reduce coverage under such policy by reason of the occupation or use of such Property by the Tenant or by any Transferee or invitee of the Tenant, the Tenant shall remedy such condition within forty-eight (48) hours after notice thereof by the Landlord, failing which, the Landlord may, at its option, either (a) re-enter and take possession of such Property forthwith by leaving upon the Property a notice of its intention to do so, or (b) enter upon such Properties and remedy or attempt to remedy the condition giving rise to such cancellation, threatened cancellation or reduction. The Landlord shall not be liable for any loss, injury or damage caused by the acts of the Landlord in remedying or attempting to remedy such condition and any such acts shall not be a re-entry or breach of any covenant for quiet enjoyment in this Lease. The Tenant shall pay to the Landlord all costs incurred by the Landlord in connection with the remedying or attempting to remedy such condition plus a sum equal to fifteen percent (15%) of such costs representing the Landlord’s overhead.

6.4    Limitation of Landlord’s Liability

The Landlord, its agents, directors, officers, employees and others for whom it is in law responsible shall not be liable for injury (including death); damage to property of any Person or Persons including, without limitation, money, securities, negotiable instruments, papers and other valuables; direct, indirect or consequential damages (including, without limitation, loss of business income); or damages for personal discomfort or illness suffered by the Tenant, its agents, employees, invitees or any other Person or Persons who may be in or upon the Properties, from any cause whatsoever and whether or not caused by or resulting from the act, omission or negligence (other than gross negligence) of the Landlord, its agents, directors, officers, employees or others for whom it is in law responsible. Without limiting the generality of the foregoing, the Landlord, its agents, directors, officers, employees or others for whom it is in law responsible shall not be liable for any such injury, damage or damages caused by or resulting from:

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(a)	fire or explosion;

(b)	falling plaster, ceiling tiles or fixtures;

(c)	gas, steam, smoke, water, rain, ice, snow or other substances from any sources leaking, falling or escaping into the Properties;

(d)	the act, omission or negligence of other Persons in or about the Properties or adjacent property thereto, other than the gross negligence of the Landlord or those for whom at law it is responsible;

(e)	the construction of any private, public or quasi-public work or structure;

(f)	any defect in any part of the Properties;

(g)	any condition, arrangement, operation, unavailability, interruption, suspension, cessation or failure of the electrical, plumbing, mechanical, heating, ventilating or air-conditioning or other Building systems or equipment or the supply of any utility or other service to the Properties; or

(h)	any act or omission of any Person or Persons employed or retained by the Landlord to perform any work or provide any services which the Landlord is obligated to perform or provide under this Lease, other than the gross negligence or wanton misconduct of the Landlord or those for whom at law it is responsible.

All property of the Tenant kept or stored on the Properties shall be so kept or stored at the risk of the Tenant only and the Landlord shall have no obligation with respect to security or protection of any such property. The Tenant releases and agrees to indemnify the Landlord and save it harmless from any claims arising out of any damage to any such property including, without limitation, any subrogation claims by the Tenant’s insurers.

6.5    Indemnification of Landlord

Notwithstanding any other provision of this Lease, the Tenant shall indemnify the Landlord and save it harmless from all loss (including loss of Rent) claims, actions, damages, liability and expense (collectively “Losses”) in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising from or out of this Lease, or any occurrence in, upon or at the Properties, or the occupancy or use by the Tenant of the Properties or any part thereof, or occasioned wholly or in part by any act, omission or negligence of the Tenant, its agents, employees, invitees or others for whom it is in law responsible, provided that this indemnity shall not extend to any such Losses suffered by the Landlord resulting from the gross negligence or misconduct of the Landlord, its agents, employees, invitees or others for whom at law it is responsible. If the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all costs, expenses and legal fees incurred or paid by the Landlord in connection with such litigation. The Landlord may, at its option, participate in or assume carriage of any litigation or settlement discussions relating to the foregoing, or any other matter for which the Tenant is required to indemnify the Landlord under this Lease. Alternatively, the Landlord may require the Tenant to assume carriage of and responsibility for all or any part of such litigation or discussions. This indemnification shall survive the expiration of the Term.

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ARTICLE 7
DAMAGE AND DESTRUCTION

7.1    Repair or Reconstruction

If any of the Properties is at any time destroyed or damaged by any cause, then the Tenant shall, at its sole cost, diligently reconstruct or repair such Property and shall diligently perform all other work and do all other things required to fully restore the Property for use by the Tenant for the permitted use in this Lease. All such work shall be subject to the supervision of the Landlord in accordance with plans and specifications approved by the Landlord. The restored Buildings shall be comparable in size and quality and have similar amenities to the Buildings as at the Commencement Date.

7.2    Landlord’s Right to Repair or Reconstruct

Notwithstanding Section 7.1, if any Property is at any time destroyed or damaged by any cause, then the Landlord may, at its option, repair and restore the structure of such damaged Property but only to the extent that the Landlord actually receives insurance proceeds pursuant to the insurance policies maintained at the Tenant’s expense. In the event that the Landlord elects to restore the structure of the damaged Property, the Tenant acknowledges and agrees that the Landlord’s obligation to rebuild or restore the structure of the damaged Property does not include the obligation to rebuild, restore, replace or repair any chattel, fixture, trade fixtures, (or any Leasehold Improvements constructed and/or affixed after the Commencement Date) or any other property of the Tenant.

7.3    Rent Abatement

Notwithstanding any law or statute to the contrary, the partial destruction or damage or complete destruction of all or part of any Property by any cause whatsoever, whether insured or indemnified against or not, shall not terminate this Lease nor entitle Tenant to surrender possession of the damaged Property or any part thereof, nor to demand or be entitled to any abatement or reduction of Rent or other charges payable under this Lease to Landlord.

ARTICLE 7A
CONDEMNATION

7A.1        Complete Taking

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If the entire Property is taken under the right of eminent domain or by private purchase in lieu thereof (any such taking or purchase in lieu thereof being referred to herein as a “Taking”), then this Lease shall terminate, including the provisions of Article 14, as of the date of taking of possession by the condemning authorities with the same force and effect as if said date had been originally fixed herein as the expiration date of the Term of this Lease. In the event the Lease shall terminate pursuant to this Section 7A.1, all Rent shall be prorated to the day of the Taking.

7A.2        Partial Taking

If only a portion of the Property is taken under the right of eminent domain or by private purchase in lieu thereof (any such taking or purchase in lieu thereof being referred to herein as a “Partial Taking”), this Lease shall continue in effect as to the remainder of the Property but Rent shall be adjusted downward to reflect the actual square footage of the Building that is rentable following such Partial Taking and the purchase price under Section 14.3 (b) shall be adjusted downward by an amount equal to the compensation awarded or paid to the Landlord upon the Partial Taking attributable to the value of the Property taken, but excluding any compensation for lost rentals. Notwithstanding the foregoing, if the portion of the Property taken on a Partial Taking is such that, in the reasonable opinion of the Landlord, the Tenant cannot effectively conduct its business out of the remaining portion of the Property the Tenant may elect to terminate the Lease, including the provisions of Article 14, pursuant to and in accordance with Section 7A.1, upon written notice to the Landlord given within ninety (90) days after the nature and extent of the Partial Taking has finally been determined and the Tenant has been notified of such determination.

7A.3        Allocation of Award

Compensation awarded or paid upon a Taking or Partial Taking shall belong to and be the property of Landlord. However, nothing contained herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority, and not from Landlord, for damages to Tenant’s goods, trade fixtures or business equipment, relocation expenses or unamortized costs of Tenant’s leasehold improvements.

7A.4        Temporary Taking

If any portion of the Property shall be taken for temporary use or occupancy, (i.e., for one year or less), this Lease shall continue in full force and effect without reduction or abatement of Rent. Tenant shall be entitled to make claim for, recover and retain, any awards recoverable with respect to such temporary taking.

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ARTICLE 8
TRANSFERS

8.1    Transfers

The Tenant shall not enter into, consent to, or permit any Transfer without the prior written consent of the Landlord.

Notwithstanding any statutory provision to the contrary and without in any way limiting the factors which the Landlord may take into account in deciding whether to grant or withhold its consent, the Landlord may withhold its consent in the case of any one or more of the following:

(a)	if, in the Landlord’s opinion reasonably considered, the financial background and status, business history and capability of the proposed Transferee is not satisfactory;

(b)	if the Tenant is then in default under this Lease;

(c)	the proposed Transferee has in the opinion of the Landlord a bad reputation in connection with complying with Environmental Laws;

(d)	the proposed Transferee has recently been a prospect involved in bona fide negotiations with the Landlord for the leasing of any Properties from the Landlord or is in any way affiliated with such bona fide prospect; and

(e)	the proposed use of any Property or any portion thereof is to be changed in a material way or the use will be more onerous.

Consent by the Landlord to any Transfer if granted shall not constitute a waiver of the necessity for such consent to any subsequent Transfer.

8.2    Conditions of Transfer

(a)	If there is a permitted Transfer, the Landlord may collect rent from the Transferee and apply the net amount collected to the Rent and other monies payable by the Tenant under this Lease but no acceptance by the Landlord of any payments by a Transferee shall be deemed a waiver of the Tenant’s covenants, obligations or agreements herein, or any acceptance of the Transferee (other than an assignee) as tenant, or a release from the Tenant from the further performance by the Tenant of its covenants, obligations and agreements under this Lease including without limitation under Article 14. Any consent by the Landlord shall be subject to the Tenant and Transferee executing an agreement in writing with the Landlord agreeing;

(i)	that the Transferee will be bound by all of the terms of this Lease and, in the case of an assignment, that the Transferee will be so bound as if it had originally executed this Lease as tenant; and

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(ii)	in the case of an assignment, to amend this Lease to incorporate such terms, covenants and conditions as are necessary so that the Lease will incorporate any conditions imposed by the Landlord in its consent or required by this Section 8.2.

(b)	Notwithstanding any Transfer permitted or consented to by the Landlord, the Tenant shall remain liable under this Lease (including without limitation, under Article 14) and shall not be released or relieved from performing any of its covenants, obligations or agreements under this Lease (including without limitation, under Article 14).

(c)	The Landlord’s consent to any Transfer shall be subject to the condition that:

(i)	the net and additional rent payable by the Transferee shall not be less than the Rent and other monies payable by the Tenant under this Lease as at the effective date of the Transfer, (including any increases provided for in this Lease); and

(ii)	if the net and additional rent to be paid by the Transferee under such Transfer exceeds the Rent and other monies payable under this Lease, the amount of such excess, after deduction of the Tenant’s reasonable out-of-pocket costs to obtain such Transfer, shall be paid by the Tenant to the Landlord. If the Tenant receives from any Transferee, either directly or indirectly, any consideration other than rent or additional rent for such Transfer, either in the form of cash, goods or services (other than the proceeds of any financing as the result of a Transfer involving a mortgage, charge or similar security interest in this Lease) the Tenant shall forthwith pay to the Landlord an amount equivalent to such consideration. The Tenant and the Transferee shall execute any agreement required by the Landlord to give effect to the foregoing terms.

(d)	Notwithstanding the effective date of any permitted Transfer as between the Tenant and the Transferee, all Rent for the month in which such effective date occurs shall be paid in advance by the Tenant so that the Landlord will not be required to accept partial payments of Rent for such month from either the Tenant or Transferee.

(e)	The Tenant shall pay to the Landlord a fee as established by the Landlord from time to time and all costs incurred by the Landlord in connection with considering and processing any request by the Tenant for a consent to a Transfer including all legal costs, whether or not the Landlord consents to any Transfer. Any document evidencing any Transfer, whether or not the Landlord consents thereto, or setting out any terms applicable to such Transfer or the rights and obligations of the Tenant or Transferee thereunder, shall be prepared by the Landlord or its solicitors and all legal costs incurred shall be paid by the Tenant.

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8.3    Change of Control

If the Tenant is at any time a corporation or partnership, any actual or proposed Change of Control in such corporation or partnership shall be deemed to be a Transfer requiring the prior written consent of the Landlord and subject to all of the provisions of this Article 8. The Tenant shall make available to the Landlord or its representatives all of its corporate or partnership books and records, as the case may be, for inspection at all reasonable times, in order to ascertain whether any Change of Control has occurred.

8.4    No Advertising

The Tenant shall not display, advertise or offer that the whole or any part of the Properties are available for a Transfer and shall not permit any broker or other person to do so unless the complete text and format of such advertisement is first approved in writing by the Landlord. No such display, advertisement or offer shall contain any reference to the rental rate of the Properties.

8.5    Assignment by Landlord

The Landlord shall have the unrestricted right to sell, lease, convey or otherwise dispose of all or any part of its interest in any or all of the Properties or this Lease or any interest of the Landlord in this Lease to any affiliate of the Landlord or any corporation affiliated with McCain Foods Limited. To the extent that the purchaser or assignee from the Landlord assumes the obligations of the Landlord under this Lease, the Landlord shall thereupon and without further agreement be released of all liability under this Lease.

ARTICLE 9
DEFAULT

9.1    Default and Remedies

If and whenever an Event of Default occurs, then without prejudice to any other rights which it has pursuant to this Lease or at law, the Landlord shall have the following rights and remedies, which are cumulative and not alternative:

(a)	to re-enter into and upon any one or more of the Properties or any part thereof and repossess and enjoy them as of its former estate and to remove all persons and property from the Properties (any such property may be removed and stored in a public warehouse or elsewhere at the cost of or for the account of the Tenant), all without service of notice or resort to legal process and without being considered guilty of trespass or becoming liable for loss or damage occasioned thereby, anything herein to the contrary notwithstanding;

(b)	to enter any one or more of the Properties or any part thereof as agent of the Tenant, either by force or otherwise, and to relet the Properties or parts thereof for whatever term, and on such terms as the Landlord in its discretion may determine and to receive the rent therefor and as agent of the Tenant to take possession of any property of the Tenant on the Properties, to store such property at the cost and risk of the Tenant or to sell or otherwise dispose of such property in such manner as the Landlord may see fit without notice to the Tenant; to make alterations to any one or more of the Properties or any part thereof to facilitate their reletting; and to apply the proceeds of any such sale or reletting first, to the payment of any expenses incurred by the Landlord with respect to any such reletting or sale; second, to the payment of any indebtedness of the Tenant to the Landlord other than Rent; and third, to the payment of Rent and other monies payable by the Tenant hereunder in arrears; with the residue to be held by the Landlord and applied in payment of future Rent and other monies payable by the Tenant hereunder as it becomes due and payable. The Tenant shall remain liable for any deficiency to the Landlord;

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(c)	to remedy or attempt to remedy any default of the Tenant under this Lease for the account of the Tenant and, for such purpose to do such things as may be required including, without limitation, entering upon any of the Properties for such purposes. No notice of the Landlord’s intention to perform the obligations of the Tenant in this Lease need be given to the Tenant unless expressly required by this Lease. The Landlord shall not be liable for any loss, injury (including death) or damage to property or Persons caused by acts of the Landlord (unless the acts are grossly negligent) in remedying or attempting to remedy such default and any such acts shall not be a re-entry or breach of any covenant for quiet enjoyment in this Lease. The Tenant shall pay to the Landlord all costs incurred by the Landlord in connection with remedying or attempting to remedy such default plus a sum equal to fifteen percent (15%) of such costs representing the Landlord’s overhead;

(d)	to recover from the Tenant all damages and expenses suffered or incurred by the Landlord as a result of any breach by the Tenant including, without limitation, if the Landlord terminates this Lease, any deficiency between those amounts which would have been payable by the Tenant for the remainder of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Properties; and

(e)	to recover from the Tenant the full amount of the current month’s Rent plus Other Taxes due thereon together with the next three (3) months’ instalments of Rent plus Other Taxes due thereon, all of which shall accrue on a day-to-day basis and shall immediately become due and payable as accelerated rent.

9.2    Distress

Notwithstanding any provision of this Lease or any provision of applicable legislation, none of the goods and chattels of the Tenant on the Properties at any time during the Term shall be exempt from levy by distress for Rent in arrears, and the Tenant waives and renounces the benefit of any such exemption. If the Landlord makes any claim against the goods and chattels of the Tenant by way of distress, this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right of the Landlord to levy such distress.

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9.3    Costs

The Tenant shall pay to the Landlord all damages and costs (including, without limitation, all reasonable legal fees) incurred by the Landlord, and a reasonable administrative fee in an amount determined by the Landlord, in enforcing the terms of this Lease, or with respect to any matter or thing which is the obligation of the Tenant under this Lease, or in respect of which the Tenant has agreed to insure, or to indemnify the Landlord.

9.4    Interest on Overdue Payments

The Tenant shall pay to the Landlord interest at that rate per annum which is three percent (3%) in excess of the annual rate of interest generally announced as being its prime rate for Canadian dollar demand loans by any Canadian chartered bank designated from time to time by the Landlord on all overdue Rent and other payments required to be made by the Tenant under this Lease, from the date on which the same become due until the date of payment.

9.5    Allocation of Payments

The Landlord may at its option apply sums received from the Tenant against any amounts due and payable by the Tenant under this Lease in such manner as the Landlord sees fit.

9.6    Survival of Obligations

If the Tenant does not acquire the Properties pursuant to a Property Sale completed in accordance with the provisions of Article 14, then if the Tenant has failed to fulfil any of its covenants, obligations or agreements under this Lease with respect to the maintenance, repair and alteration of the Properties and removal of improvements, fixtures or Hazardous Substances from the Properties during or at the end of the Term, such obligations and the Landlord’s rights in respect thereto shall remain in full force and effect notwithstanding the expiration of the Term.

ARTICLE 10
USE

10.1    Use

The Properties shall be used only for the Business (as such term is defined in the Purchase Agreement) together with ancillary office use, provided such purposes comply with the terms, covenants and conditions of this Lease and all applicable laws, by-laws, regulations or other governmental ordinances from time to time in existence and for no other purpose. The Tenant shall operate its business at all of the Properties continuously and in a reputable and first-class manner.

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ARTICLE 11
TENANT’S COVENANTS

11.1    Observance of Law

The Tenant shall, at its own expense, promptly comply with all laws, by-laws, regulations, directives, orders, policies, directions, guidelines and requirements of all governmental or regulatory authorities having jurisdiction or any insurers, pertaining to the Properties including, without limitation, the use, occupancy, repair, or oil, chemical or waste handling, storage and disposal, remediation or alterations thereof or therein. The Tenant shall, at its own expense obtain and maintain all consents, approvals, permits, licences and permissions necessary to carry on the permitted uses in this Lease.

11.2    Refuse and Garbage

The Tenant agrees it will not allow any waste, refuse, garbage, ashes or other loose or objectionable material to accumulate in or about any of the Properties and will provide covered metal receptacles for the same and will at all times keep all of the Properties in a clean and tidy condition.

11.3    Tenant Not to Overload Facilities

The Tenant shall not install any equipment or Leasehold Improvements which will exceed or overload the capacity of any utility or mechanical facilities in or services to the Properties. The decision of an engineer chosen by the Landlord as to any matter in this Section 11.3 shall be final and binding upon the parties hereto.

11.4    Environmental Provisions

(a)	The Tenant will forthwith provide the Landlord with copies of all notices, charges or other communications received or sent at any time by the Tenant regarding environmental matters including, without limitation, any non-compliance.

(b)	In the event there is any Release of any Hazardous Substance in, on or upon or from any Property, the Tenant shall forthwith at its sole cost and expense carry out such procedures as may be necessary to clean up, detoxify, neutralise, decommission, process, treat or dispose of the Hazardous Substance or anything contaminated by the Hazardous Substance or take such other actions as may be necessary so as to render the Hazardous Substance or the thing so contaminated incapable of causing material harm or degradation to the natural environment or material risk to human life or health, all to the satisfaction of the Landlord and all governmental or regulatory authorities having jurisdiction, and will provide to the Landlord a report of a duly qualified environmental engineer acceptable to the Landlord as to the action taken by the Tenant.

(c)	The Tenant shall not use or permit or suffer the use of any Property or any part thereof to generate, manufacture, refine, treat, transport, store, handle, transfer, Release, produce or process any Hazardous Substance other than those expressly permitted by Subsection 11.4(d).

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(d)	The Tenant may bring into or allow to be present at the Properties only those Hazardous Substances, in quantities reasonably necessary in connection with the Tenant’s permitted use of the Properties set out in Section 10.1, which have received the Landlord’s prior written consent, which consent may be arbitrarily withheld.

(e)	The Tenant shall inspect all goods delivered to the Properties and will ensure that no Hazardous Substance is brought in or on the Properties by or for the Tenant or by or for those for whom the Tenant is in law responsible except in each case pursuant to and in accordance with Subsection 11.4(d). The Tenant shall at its own cost cause any goods, the nature of which is not known to the Tenant with certainty, to be tested by a qualified Person to determine whether they are or contain any Hazardous Substance before accepting the same, or permitting the same to be accepted, into the Properties. If the Tenant is found to be in breach of the requirements of this Subsection 11.4(e) the Landlord may, on behalf of the Tenant, rectify such breach and the Tenant shall promptly reimburse the Landlord for the cost of any test, analysis or inspection of goods in or on the Properties which are, or which the Landlord has reason to suspect, may be or contain a Hazardous Substance.

(f)	The Tenant agrees to indemnify and save harmless the Landlord against any and all liabilities, claims, damages, interest, penalties, fines, monetary sanctions, losses, costs and expenses whatsoever, including without limitation the cost of professional advisers and consultants, and experts in respect of any investigation, remedial action and clean up costs and expenses, arising in any manner whatsoever out of:

(i)	any breach by the Tenant of any provisions of Section 11.4 of this Lease or any non-compliance with any Environmental Laws which came about at any time during the Term provided the aforementioned indemnity shall not apply to instances of non-compliance with Environmental Laws to the extent solely resulting from the actions of the Landlord during the Term; and

(ii)	the generating, manufacture, refinement, treatment, transportation, storage, handling, transfer, production, processing or Release of any Hazardous Substance by Tenant or any other Person in, on, under or about the Properties and any nuisance arising therefrom during the Term.

(g)	In addition to and without restricting any other obligations or covenants herein, the Tenant covenants that it will:

(i)	comply in all material respects with all Environmental Laws (including, but not limited to, obtaining any required permits, licences or similar authorizations) relating to the Properties or the use of the Properties by the Tenant;

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(ii)	promptly notify the Landlord in writing of any charges laid by any governmental authority alleging violation of any Environmental Laws, including but not limited to any Release of Hazardous Substances, relating to the Properties or the operations therein of the Tenant or any Person for whom it is in law responsible or over whom the Tenant may reasonably be expected to exercise authority or control, and of any notice by any governmental authority alleging or concerning violation of, or imposing requirements or asserting responsibility under, or pursuant to, any Environmental Laws, and of any order made by any governmental authority against the Tenant. The Tenant shall also promptly notify the Landlord in writing of any notice received by it from any other third party concerning any release or alleged release of any Hazardous Substances from any of the Properties. The Tenant undertakes to notify the appropriate regulatory authorities if so required under any Environmental Law within the time period set out in such law and failure by the Tenant to do so shall authorise but not obligate the Landlord to notify the regulatory authorities;

(iii)	permit the Landlord to, upon reasonable grounds, enter and inspect the Properties and the operations conducted therein; conduct tests and environmental assessments or appraisals; remove samples from the Properties; examine and make abstracts from and copies of any documents or records relating to the Properties; and interview the Tenant’s employees; all at such reasonable times and upon reasonable prior notice (except in the event of an emergency or during the subsistence of an Event of Default when entry can be made without notice) and intervals as the Landlord may desire;

(iv)	not cause or permit the occurrence of any Release of any Hazardous Substance in, on or upon or from the Properties except in compliance with Environmental Laws and not seek or permit at any time during the Term of this Lease to dispose of any Hazardous Substance in, on or upon the Properties without the prior written approval of the Landlord to do so;

(v)	not permit any Person to engage in any activity in, on or upon the Properties that may reasonably be anticipated to lead to a violation of any Environmental Laws or the imposition or assertion of liability or responsibility under any Environmental Laws on such Person, the Tenant or the Landlord, including without limitation, the issuance of an order;

(vi)	subject to the Tenant acquiring the Properties pursuant to a Property Sale completed in accordance with the provisions of Article 14, upon the expiration or termination of the Lease, remove any aboveground or underground storage tanks, pipes and other equipment associated with the tanks, installed at the Properties by or on behalf of the Tenant, including but not limited to removal of any product which is in or has escaped from any such tank or associated equipment;

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(vii)	promptly provide to the Landlord a copy of any environmental site assessment or investigation of the Properties conducted by or for the Tenant at any time during the Term of the Lease and the Tenant shall, at the reasonable request of the Landlord, retain environmental consultants approved by the Landlord, to carry out an environmental site assessment of the Leased Properties including such additional investigations as the environmental consultant may recommend upon completing a preliminary assessment all of which shall be at the cost of the Tenant; and

(viii)	maintain all environmental and operating documents and records, including but not limited to permits relating to the operations at the Properties of the Tenant or any Person for whom it is in law responsible or over whom, the Tenant may reasonably be expected to exercise authority or control, which may be reviewed by the Landlord at any time during the Term on forty-eight (48) hours prior written notice (excepting emergencies, whether real or perceived, in which case no prior notice shall be required).

The Tenant’s obligations pursuant to this Section 11.4 shall survive the expiration or earlier termination of this Lease.

11.5    Rules and Regulations

The Tenant covenants with the Landlord to observe and comply with the Rules and Regulations set out in Schedule “D” attached hereto and, after written notice thereof, all other rules and regulations as the Landlord may from time to time make for the operation, reputation, safety, care or cleanliness of the Properties, the operation and maintenance of equipment, and other matters affecting the operation of the Properties and the establishing and maintaining of a suitable image for the Properties.

11.6    Waste and Nuisance

The Tenant covenants with the Landlord not to make or suffer any waste or cause or allow to be caused any damage, disfiguration or injury to the Properties or the fixtures and equipment thereof; and not to use or permit to be used any part of the Properties for any dangerous, noxious or offensive trade, business or other activity; and not to cause or maintain any nuisance in, at or on any of the Properties.

11.7    Signs

Subject to the approval of the Landlord, such approval not to be unreasonably withheld, and in accordance with the provisions of this section, the Tenant shall be entitled to erect corporate signage in or upon the Properties. The colour, size, style, location, quantity, character and material of any such signage shall be such as the Landlord shall determine acting reasonably. Should the Landlord at any time object to anything not previously specifically consented to in writing by the Landlord as herein required, the Tenant shall remove the same forthwith at its own expense. Any and all signs shall be erected in strict conformance with all applicable municipal regulations, requirements and by-laws in existence from time to time. All signs shall be removed by the Tenant at its own expense at the termination of this Lease and the Tenant shall promptly repair at its own expense to the satisfaction of the Landlord any and all damage caused by such installation and removal and this covenant shall survive the expiry or other termination of the Term.

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11.8    Outside Storage

The Tenant agrees it will not store or place any goods or matter of any kind whatsoever outside the Building unless the storage or placement of same complies at all times with all applicable laws.

ARTICLE 12
LANDLORD’S COVENANTS

12.1    Quiet Enjoyment

The Landlord covenants with the Tenant that the Tenant, upon paying the Rent and other monies payable by the Tenant hereunder and performing and observing the covenants and provisos herein contained on the part of the Tenant to be performed and observed, shall peaceably enjoy and possess the Properties for the Term without any interruption from the Landlord or from any other Person or Persons lawfully claiming by, from or under it.

ARTICLE 13
MISCELLANEOUS

13.1    Impossibility of Performance

Whenever and to the extent that either the Landlord or the Tenant shall be unable to fulfil or shall be delayed or restricted in the fulfilment of any obligation hereunder including, without limitation, by reason of any statute, law or regulation or order passed or made pursuant thereto or by reason of the order or direction of any administrator, controller, board, governmental department or officer or other authority, or by reason of not being able to obtain any permission or authority required thereby, or by reason of any other cause beyond its reasonable control whether of the foregoing character or otherwise, the party so delayed shall be relieved from the fulfilment of such obligation and the other party shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned.

13.2    Non-Waiver

Any condoning, waiving, excusing or overlooking by the Landlord of any default, breach or non-observance by the Tenant at any time or times of or in respect of any covenant, proviso or condition herein contained shall not operate as a waiver of the Landlord’s rights hereunder in respect of any subsequent default, breach or non-observance, nor so as to defeat or affect in any way the rights of the Landlord herein in respect of any such default or breach, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord save only an express waiver in writing. The subsequent acceptance of Rent or other monies payable by the Tenant hereunder by the Landlord shall not be deemed a waiver of any preceding breach of any obligation hereunder by the Tenant other than the failure to pay the particular Rent or such other monies so accepted, and the acceptance by the Landlord of any Rent or such other monies from any Person other than the Tenant shall not be construed as a recognition of any rights not herein expressly granted, or as a waiver of any of the Landlord’s rights, or as an admission that such person is, or as a consent that such person shall be deemed to be, a Transferee. Nevertheless the Landlord may accept Rent or such other monies from any Person occupying the Properties at any time without in any way waiving any right under this Lease.

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13.3    Entire Agreement

This Lease (which includes the schedules attached hereto) together with the Transition Services Agreement (as that term is defined in the Purchase Agreement) of even date herewith and entered into pursuant to the Purchase Agreement contain the entire agreement and understanding made between the parties hereto and there is no other representation, warranty, collateral agreement or condition, expressed or implied, affecting this Lease or the Properties. This Lease may not be modified except as herein expressly provided or except by subsequent agreement in writing executed by the Landlord and the Tenant.

13.4    Notice

Any notice, consent or other communication herein provided for or given hereunder shall be in writing and shall be delivered in person or sent by registered mail postage prepaid, if given by the Landlord to the Tenant addressed to the Tenant at the address specified in Section 1.1(d) or at the option of the Landlord at the Properties, and if given by the Tenant to the Landlord addressed to the Landlord at the address specified in Section 1.1(c). Any notice or request shall be conclusively deemed to have been given and received on the day upon which personal delivery is made or, if mailed, then on the fourth business day following the day on which it was so mailed, as the case may be. Either party may at any time give notice in writing to the other of any change of address in Canada of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the purpose of giving such notices or requests thereafter. If postal service is interrupted or substantially delayed, all such notices, consents or other communications shall be delivered in person.

13.5    Estoppel Certificate

The Tenant will at any time and from time to time within ten (10) days of a request by the Landlord, execute and deliver to the Landlord or to whomsoever the Landlord directs, in a form supplied by the Landlord, a status statement or estoppel certificate in writing certifying that the Tenant is in possession of the Properties and commenced to pay Rent on a specified date; this Lease is unmodified and in full force and effect or, if modified, stating the modifications and that the same is in full force and effect as so modified; the amount of the Rent then being paid hereunder; the dates to which the Rent, by instalments or otherwise, and other monies payable by the Tenant hereunder have been paid; the Commencement Date; whether or not there is any existing or alleged default by either party hereto and the nature and extent of any such default and any notices served with respect thereto; and any additional information or acknowledgement reasonably requested by the Landlord.

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13.6    Subordination and Attornment

This Lease is subject and subordinate to all Mortgages and leases from time to time of the Properties or any part thereof (whether or not affecting other Properties as well). Upon request, the Tenant agrees to execute promptly any certificate in confirmation of such subordination or document effecting such subordination, in such form as may be required by the Landlord or any Mortgagee or any party to any such lease. The Tenant shall promptly on request attorn to any Mortgagee, or to any party to any such lease, or to the purchaser on any foreclosure or power of sale proceedings taken under any Mortgage, and shall recognize such Mortgagee, party to any such lease, or purchaser as the Landlord under this Lease.

13.7    Execution of Documents

The Tenant irrevocably constitutes and appoints the Landlord the agent and attorney of the Tenant for the purpose of executing, delivering and/or registering in the name of the Tenant, any statement, certificate, agreement, document, attornment or subordination required by Sections 13.5, 13.6 or 13.14 of this Lease, if the Tenant fails to execute any such document within ten (10) days after request by the Landlord.

13.8    Overholding

If, without objection by the Landlord, but without any further written agreement, the Tenant shall continue to occupy the Properties and pay Rent or other monies payable by the Tenant hereunder after the expiration of the Term, the Tenant shall be a monthly tenant, and otherwise a tenant at sufferance only, at a monthly Basic Rent equal to one hundred and ten percent (110%) of the monthly instalments of Basic Rent payable on the last monthly payment date during the Term and on the terms and conditions herein set out, in so far as the same are applicable, except as to length of tenancy.

13.9    No Partnership

The Landlord does not in any way or for any purpose become a partner of the Tenant, in the carrying out of the permitted uses herein or otherwise, or a joint venturer or a member of a joint enterprise with the Tenant, nor is the relationship of principal and agent created by this Lease or any dealings between the Landlord and the Tenant.

13.10    Excavation

If an excavation is made or authorized upon the Lands or land adjacent to the Lands, the Tenant shall grant the Persons making or authorized to make such excavation permission to enter upon the relevant Property for the purpose of doing such work as the Landlord considers necessary to preserve the walls of the Buildings from injury or damage and to support the same in an appropriate manner, without giving rise to any claim for damages or indemnification against the Landlord or abatement of Rent or other monies payable by the Tenant hereunder, provided the excavation does not unreasonably interfere with the Tenant’s business.

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13.11    Governmental Consents

This Lease is entered into subject to the condition that it is to be effective only if the provisions of any applicable legislation or regulatory requirement concerning planning, land severance or land division, and requiring consent to or approval of this Lease, are complied with. The Tenant shall be responsible for obtaining such consent or approval at its cost.

13.12    Time of Essence

Time is of the essence of this Lease.

13.13    Recording

Tenant may record, cause to be recorded, or authorize the recording of this Lease or any memorandum or notice of this Lease, provided the form and content of any such notice or memorandum receives prior written consent of Landlord, acting reasonably. Upon expiration or earlier termination of this Lease, the Tenant shall forthwith cause the Lease or any such notice or memorandum to be discharged from the Properties at its cost.

13.14    Easements

The Tenant shall promptly and at no expense to Landlord join with Landlord, from time to time at the request of Landlord with respect to Tenant’s interest in the Properties at no cost to Landlord:

(a)	to sell, assign, convey or otherwise transfer its interest in any of the Properties to any person legally empowered to expropriate;

(b)	to grant, in the ordinary course of business, easements, licences, rights of way and other rights and privileges in the nature of easements which will not materially adversely affect Tenant’s use and enjoyment of the Buildings, nor its access thereto;

(c)	to release, in the ordinary course of business, existing easements and appurtenances which benefit the Properties which will not materially adversely affect Tenant’s use and enjoyment of the Buildings, nor its access thereto;

(d)	to dedicate or transfer unimproved portions of the Lands for road, highway or other public purposes which will not materially adversely affect its use and enjoyment of the Buildings, nor its access thereto; and

(e)	to execute covenants and restrictions affecting the Properties or any amendments thereto which will not materially adversely affect Tenant’s use and enjoyment of the Buildings nor its access thereto.

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ARTICLE 14
PURCHASE OBLIGATION

14.1    Tenant’s Purchase Option

In consideration of the Tenant having entered into the Purchase Agreement and this Lease and for other good and valuable consideration (the receipt and sufficiency of which are hereby irrevocably acknowledged), TEI or at TEI’s election any wholly owned subsidiary of TEI, (excluding Thomas 2004 unless and until McCain Foods Limited is no longer a shareholder of Thomas 2004), that agrees in writing in favour of the Landlord to be bound by the provisions of this Article 14 (the “Purchaser”), shall have the option, to be exercised by written notice in accordance with the provisions of this Section 14.1, to purchase all of the Properties at any time prior to the Expiration Date in accordance with the terms and conditions set out in this Article 14.

In order for the Purchaser to exercise its option to purchase the Properties, the Purchaser shall provide notice (the “Purchase Notice”) to the Landlord not less than five (5) days prior to the Expiration Date (the “Option Period”) advising the Landlord of the Purchaser’s desire to purchase the Properties. In the event that the Purchaser delivers a Purchase Notice during the Option Period, such notice shall constitute a binding agreement of purchase and sale with respect to the Properties between the parties (the “Sale Agreement”) to be completed on the terms and conditions set out in this Article 14. In the event that the Purchaser fails to provide to the Landlord a Purchase Notice within the Option Period, the Purchaser’s option to purchase the Properties pursuant to this Section 14.1 shall be of no further force or effect.

14.2    Purchase Obligation

In consideration of the Landlord having entered into the Purchase Agreement and this Lease and for other good and valuable consideration (the receipt and sufficiency of which are hereby irrevocably acknowledged), the Purchaser, at the option of the Landlord, to be exercised by written notice in accordance with the provisions of this Section 14.2, agrees to purchase all of the Properties on the Expiration Date in accordance with the terms and conditions set out in this Article 14.

In order for the Landlord to exercise its option to oblige the Purchaser to purchase the Properties on the Expiration Date, the Landlord shall provide notice (the “Purchase Obligation Notice”) to the Tenant not less than sixty (60) days prior to the Expiration Date (the “Landlord’s Option Period”) advising the Tenant that the Landlord is exercising its right to oblige the Purchaser to purchase the Properties. In the event that the Landlord delivers a Purchase Obligation Notice during the Landlord’s Option Period, such notice shall constitute a binding “Sale Agreement” to be completed on the terms and conditions set out in this Article 14. In the event that the Landlord fails to provide to the Tenant a Purchase Obligation Notice within the Landlord’s Option Period, the Landlord’s option to oblige the Purchaser to purchase the Properties shall be of no further force or effect.

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14.3   Sale Terms

If a Purchase Notice is delivered during the Option Period, or a Purchase Obligation Notice is delivered during the Landlord’s Option Period, the purchase and sale of the Properties shall be completed upon the following terms and conditions:

(a)	The transaction of purchase and sale of the Properties (the “Property Sale”) shall be completed in the case of the Purchaser exercising its option under Section 14.1 within five (5) Business Days of delivery of the Purchase Notice to the Landlord, and in the case of the Landlord exercising its option pursuant to Section 14.2 on the Expiration Date (in this Article, the “Closing Date”). If the Closing Date is not a day on which the appropriate Registry of Deeds Office is open the Closing Date shall be extended to the next day on which the appropriate Registry of Deeds Office is open. The closing shall take place at the offices of counsel to the Landlord, namely McInnes Cooper, Fredericton, New Brunswick or such other place as the Landlord may advise in writing.

(b)	The purchase price for the Properties shall be One Hundred and Twenty-six Thousand Dollars ($126,000.00). The purchase price shall be allocated among the Lands and Buildings as mutually agreed by the parties within 120 days of the Commencement Date. In the event that the parties agree upon an allocation of the purchase price within such period then the parties shall treat such allocation as binding for all purposes, including the filing of all tax and other returns and the preparation of all financial statements and other documents and records legally required by the respective parties.

(c)	The Purchaser shall not be obligated to complete the Property Sale unless the title to the Lands is good and marketable and free from all encumbrances, except for the encumbrances set forth in Schedule “F” hereto. The Tenant acknowledges that it has conducted investigations as to title to the Lands and as of the Commencement Date it is satisfied as to such title and the Purchaser shall be deemed to be satisfied with title as of the Closing Date if it delivers a Purchase Notice under Section 14.1. The Purchaser shall be allowed thirty (30) days from the date that the Landlord delivers the Purchase Obligation Notice to update its investigation of the title to the Lands, at the Purchaser’s own expense. If within the time allowed for updating its examination of title, the Purchaser advises the Landlord in writing of any defect as to title to the Lands, that is not a Permitted Encumbrance, which materially affects marketability and which has not been caused by the breach or non-compliance by the Tenant (or those for whom the Tenant is responsible) under this Lease which the Landlord shall be unable or unwilling to remove, remedy or satisfy by the closing and which the Purchaser will not waive, the Sale Agreement shall, notwithstanding any intermediate acts or negotiations, be at an end and the parties shall have no further obligations under the Sale Agreement or this Article 14. Except for any such valid objection made within the required time period, the Purchaser shall be conclusively deemed to have accepted the Landlord’s title to the Properties.

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(d)	Until completion of the Property Sale, the Buildings, fixtures and equipment shall be and remain at the risk of the Tenant, and the Tenant will hold all policies of insurance effected on the Properties and the proceeds in trust for the Landlord and the Tenant, as their interests pursuant to the Lease may appear. If after the exercise of the Purchase Notice and before the completion of the Property Sale, damage occurs to any of the Buildings erected on any of the Properties, the Purchaser shall complete the Property Sale and thereafter be entitled to receive all proceeds of any insurance with respect to the damage.

(e)	The following items shall be adjusted on the Closing Date: (i) Rent and other recoveries actually paid under the Lease; (ii) taxes and local improvement rates and charges affecting the Properties; (iii) utilities and fuel accounts with all metered accounts to be read on the date of adjustment if possible; and (iv) all other items reasonably capable and, subject to the provisions of this Article 14, properly the subject of adjustment in connection with the ownership, operation and management of the Properties of whatsoever nature. These items shall be apportioned and allowed to the date of completion of the Property Sale (such date itself to be apportioned to the Purchaser). The parties acknowledge that the Tenant will be paying certain of such items directly as tenant under the Lease.

(f)	The transfer/deed(s) of the Properties to the Purchaser shall be prepared by the Landlord substantially in the form attached hereto as Schedule “G” (the “Deeds”).

(g)	Any tender of documents or money may be made upon the Landlord or the Purchaser or upon the solicitor acting for the party on whom tender is desired.

(h)	Time in all respects shall be of the essence of the Sale Agreement.

(i)	The Properties shall be purchased on an “As-is Where-Is” basis. The Purchaser shall be deemed conclusively to be satisfied with the condition of the Properties at the Closing Date and shall be deemed unequivocally to have accepted the Properties and shall complete the purchase of the Properties on an "As Is - Where Is" basis. The term "As Is - Where Is" herein means in their condition or state at the of Closing Date and without any agreement, representation, warranty or obligation to inform of any kind including, more particularly, as to the suitability of the Properties for any use, their development potential and the quality of the Properties, including any environmental condition thereof and the existence, nature, kind, state or identity of any Hazardous Substances on, in, under or about the Properties and subject to all present and future claims, liabilities, suits, actions, penalties and investigations in progress or which may in the future arise directly or indirectly with respect to the Properties or the condition thereof.

(j)	In the event the Landlord has appealed the realty tax assessment relating to any Property, or any part thereof, with respect to any period prior to the Commencement Date, the Landlord shall be entitled to continue such appeals and the Landlord shall be entitled to receive any realty tax rebates, credits, refunds or payments resulting therefrom or from any other statutory or legislative change, or for any other reason, with respect to such period, provided that all costs for such appeals are borne exclusively by the Landlord in respect of such Property. In the event that any such rebates, credits, refunds or payments or any portion thereof is paid to the Tenant or Purchaser otherwise credited to the Tenant or Purchaser, the Tenant or Purchaser agrees to hold same in trust for and on behalf of the Landlord and to forthwith pay or cause such amounts to be paid to the Landlord, including any such amounts credited directly to the tax roll for any portion of the Property, subject to the rights of tenants (if any). The Tenant and Purchaser agree that they shall make available to the Landlord copies of any correspondence and any other documentation relating to the reassessment of municipal realty taxes relating to the Properties which comes into the possession or control of the Tenant or Purchaser subsequent to the closing and relates to the time period prior to the Commencement Date. The Tenant and Purchaser agree to fully co-operate with the Landlord in collecting any such rebates, credits, refunds or payments relating to the time period prior to the Commencement Date at the cost and expense of the Landlord.

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(k)	The Maine real estate transfer tax shall be paid by the Landlord and the Purchaser in accordance with 36 M.R.S.A. § 4641-A. Landlord shall deliver an affidavit at the Closing Date indicating that Seller is a Maine resident, or in lieu thereof or of another applicable exemption, Purchaser shall be entitled to withhold and account for a portion of the purchase price as required by 36 M.R.S.A. §5250-A.

(l)	The Purchaser shall assume at the closing, and shall pay, perform and fully discharge, to the exoneration of the Landlord, all of the covenants, liabilities and obligations of the Landlord in respect of the Properties arising from and after the Closing Date, including under the Permitted Encumbrances and provide on closing an indemnity with regard to same.

(m)	On or prior to closing, the Landlord will deliver to the Purchaser on payment of the purchase price for the Properties the following:

(i)	Deeds executed by the Landlord in favour of the Purchaser or as the Purchaser may otherwise direct, provided the Purchaser remains the beneficial owner of the Property, together with such affidavits of corporate execution as may be required under applicable laws;

(ii)	a certificate of an officer on behalf of the Landlord confirming that the Landlord is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada);

(iii)	vacant possession of the Properties, and surrender of this Lease;

(iv)	all keys, combinations and codes in the Landlord’s possession to the offices, security devices and other locks in the Buildings;

(v)	a statement of adjustments; and

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(vi)	discharges of existing mortgages, charges and debentures which are not Permitted Encumbrances, in registrable form or, alternatively if discharges are not available on closing for any institutional mortgage, charge or debenture, the firm undertaking of the Landlord’s solicitors to obtain and register a discharge thereof within a reasonable period after the Closing Date together with a direction authorizing payment of an applicable portion of the closing proceeds to such lender, a mortgage statement for discharge purposes and, if necessary, evidence that the total amount of funds to be delivered to such lender is less than the balance of funds to be delivered by the lender on closing.

(n)	On or prior to closing, the Purchaser will deliver to the Landlord the following:

(i)	the purchase price payable under the Sale Agreement by way of certified cheque or bank draft drawn upon a Schedule 1 chartered bank, subject to the adjustments;

(ii)	if such is required either by the terms of any Permitted Encumbrance or by the Landlord, an assumption agreement in a form reasonably satisfactory to the Landlord, pursuant to which the Purchaser assumes the obligations of the Landlord contained in such document and indemnifies the Landlord in respect of matters arising thereunder from and after the Closing Date;

(iii)	a surrender of the Lease; and

(iv)	if on the Closing Date McCain Foods Limited owns shares of Thomas 2004, a registered first ranking mortgage and charge of each of the Properties in favour of McCain Foods Limited in a principal sum equal to the Redemption Price, (as defined in the articles of incorporation of Thomas dated October 1 ,2004) with interest at the rate of twelve percent (12%) per annum as continuing collateral security for TEI’s obligations under that certain shareholders agreement pertaining to Thomas 2004 of even date herewith to purchase such shares from McCain Foods Limited for the Redemption Price. The mortgage/charge shall be in a form and content satisfactory to the Landlord, acting reasonably, and shall include customary obligations regarding insurance, repair and maintenance of the Properties.

(o)	Each party shall act in good faith in performing its obligations in connection with the completion of the Property Sale and shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party thereto may reasonably require from time to time for the purpose of giving effect to the Property Sale in accordance with this Article 14 and the Sale Agreement and shall use reasonable commercial efforts and take all such steps as may be reasonably within its power to implement to their full extent the Property Sale in accordance with this Article 14 of the Sale Agreement.

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14.4    Subdivision Control

INTENTIONALLY OMITTED

14.5    Independence of Option

The Purchaser’s option, pursuant to Section 14.1, to purchase the Properties in accordance with this Article 14, and the Landlord’s option granted pursuant to Section 14.2 to require the Tenant (and the Tenant’s obligation) to purchase the Properties on the Expiration Date in accordance with this Article 14, are each separate and severable from this Lease and shall remain in full force and effect and binding upon the parties hereto and shall survive the expiration of earlier termination of this Lease.

14.6    Joint and Several Liability

For greater certainty, the Tenant acknowledges that the obligations of the Purchaser under this Article 14 are joint and several and apply to each Person constituting the Tenant; provided that Thomas 2004 cannot become the owner of the Properties so long as McCain Foods Limited owns shares of Thomas 2004.

ARTICLE 15
SPECIAL

15.1    Successors and Assigns

The rights and liabilities created by this Lease extend to and bind the respective successors and assigns of the Landlord and the Tenant.

IN WITNESS WHEREOF the parties hereto have duly executed this Lease as of the date in Section 1.1(a) hereof.

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THOMAS EQUIPMENT LTD.
/s/ HAROLD DUROST
Authorized Signatory

THOMAS EQUIPMENT 2004 INC.
/s/CLIFFORD RHEE
Authorized Signatory

THOMAS EQUIPMENT, INC.
/s/ CLIFFORD RHEE
Authorized Signatory

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SCHEDULE “A”
LANDS

The land and buildings in the Town of Presque Isle, County of Aroostook, State of Maine, described more particularly as follows:

Lot numbered thirty-nine (39) according to survey and plan entitled "Proposed Lotting of City Property on Caribou Road" by Richard E. Holmes, Surveyor, dated August, 1959, accepted by the City Council October 5, 1959, and recorded in the Southern District of the Aroostook County Registry of Deeds in Book of Plans Volume 15, Page 92.

EXCEPTING AND RESERVING all the rights therein granted to Maine Public Service Company and New England Telephone and Telegraph Company by deed dated December 1959, and recorded in said Registry in Volume 784, Page 229.

SUBJECT TO State of Maine Department of Environmental Protection Department Order dated June 11, 1996 and recorded in the Southern Aroostook County Registry of Deeds in Volume 3991, Page 171.

Meaning and intending to describe the premises conveyed by Bangor Savings Bank, as Trustee of the B. Donald Inman Trust to the Grantor herein in a deed dated June 7, 1996, and recorded in the Southern Aroostook County Registry of Deeds in Book 2914, Page 208.

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